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Air Transport Services Group's First-Quarter Net Up 28 Percent

WILMINGTON, OH, May 8, 2013 - Air Transport Services Group, Inc. (Nasdaq: ATSG), a leading provider of aircraft leasing and air cargo transportation and related services, today reported consolidated financial results for the quarter ended March 31, 2013.

"We made a major investment in our combi business with the U.S. military, placed more of our Boeing 767 and 757 freighters with DHL, and completed the merger of two of our airlines during the first quarter,” said Joe Hete, President and Chief Executive Officer of ATSG. “The results were significant increases in our net income and in our Adjusted EBITDA, compared with the year-earlier quarter. Our baseline business remains solid, and we are moving quickly to capture the rest of the $5 to $6 million in merger synergies we projected a few months ago.”

For the first quarter of 2013, compared with first quarter 2012:

▪	Revenues were $143.3 million, a decrease of 1.5%.

▪
Total operating expenses were $126.9 million, down 3.7%, including a $3.8 million reduction in salaries, wages and benefits expense due in large part to reductions in airline related costs prior to the merger of Air Transport International and Capital Cargo International Airlines in March 2013.

▪	Pre-tax income was $13.6 million, an increase of 26.5%.

▪
Net earnings from continuing operations increased 27.6% to $8.5 million, or $0.13 per fully diluted share. Net earnings include a non-cash federal income tax provision. The company does not expect to pay significant federal income taxes until 2015.

▪
First-quarter Adjusted EBITDA was $37.3 million, a 9.5% increase from $34.1 million in the same period of the prior year. This non-GAAP financial measure is defined and reconciled to comparable GAAP results in a table at the end of this release.

▪	Capital expenditures totaled $59.4 million for the quarter, including the purchase of two 757-200 combi aircraft.

Segment Results

CAM (Aircraft Leasing)

CAM	First Quarter
($ in thousands)	2013	2012	% Chg.
Revenues	$38,969	$37,851	3.0
Pre-Tax Earnings	16,873	16,818	0.3

Fleet Developments:

▪	On March 31, 2013, ATSG owned 47 aircraft in serviceable condition - 20 leased to external customers and 27 leased to ATSG affiliate airlines.

◦	The in-service fleet consisted of forty-one 767 freighters, three 757 freighters and three DC-8 combis. A table reflecting aircraft in service is included at the end of this release.

▪
On March 31, 2012, CAM owned 51 in-service aircraft, including thirty-nine 767s, three 757s, six DC-8s (two freighters, four combis) and three 727 freighters. All of the 727 and DC-8 freighters, one DC-8 combi and one 767 passenger aircraft have since been removed from service.

▪	Three other aircraft - two 767-300s and one 757-200 - were undergoing passenger-to-freighter conversion as of March 31, 2013.

▪
Four 757-200 combi aircraft, including one modified in 2012, one purchased in December 2012 and two purchased in January 2013, are completing certification requirements. They will enter service for the U.S. military as replacements for the three remaining DC-8 combis starting later this quarter.

ACMI Services

ACMI Services	First Quarter
($ in thousands)	2013	2012	% Chg.
Revenues
Airline services	$94,892	$96,342	(1.5)
Reimbursables	18,159	16,853	7.7
Total ACMI Services Revenues	113,051	113,195	(0.1)

Pre-Tax Loss	(5,404)	(8,215)	34.2

Significant Developments:

▪	Signed agreements with DHL in January for four additional freighters, including one 757 and three 767s, to replace the 727 freighters the company operated in DHL's U.S. domestic network.

▪	Extended agreements for three 767s operating in DHL's network in the Mideast.

▪
Airline-related headcount in the first quarter decreased approximately 26% compared with the beginning of 2012, principally as a result of combining ATI and CCIA operations prior to their merger in March.

▪	Four 767 freighters leased from CAM were underutilized during the quarter.

Other Activities

Other Activities	First Quarter
($ in thousands)	2013	2012	% Chg.
Revenues	$26,254	$28,421	(7.6)
Pre-Tax Earnings	2,181	2,001	9.0

▪	Improved first quarter pre-tax earnings were driven by greater efficiencies and higher volumes at the U.S. Postal Service facilities we operate.

Outlook
For 2013, Adjusted EBITDA from continuing operations is expected to be in the range of $175 to $180 million, reflecting the deployment of ATSG's current fleet and related ACMI services and other activities. Capital expenditures for 2013, including two 757-200 combis purchased in January, are currently projected at $110 million, of which approximately $20 million is maintenance-related. Any remaining free cash flow will be invested opportunistically in new aircraft at acceptable returns, or will be used to retire debt or return capital to shareholders to the extent permissible in the context of the company's credit agreements.

Commenting on the outlook for the rest of the year, Hete stated, “While the air cargo marketplace continues to be challenged, the unique characteristics of our fleet, the quality of our customers, our operating efficiencies and the long-term nature of our leases differentiate our business model. We expect to continue to grow our Adjusted EBITDA returns in 2013 as we replace our DC-8 combis with 757 combis, and deploy two newly converted 767-300s and one 757-200. Even under current conditions, our business remains strong.”

Conference Call
ATSG will host a conference call on Thursday, May 9, 2013, at 10:00 a.m. Eastern time to review its financial results for the first quarter of 2013. Participants should dial 888-895-5479 and international participants should dial 847-619-6250 ten minutes before the scheduled start of the call and ask for conference pass code 34725954. The call will also be webcast live (listen-only mode) via www.atsginc.com and www.earnings.com for individual investors, and via www.streetevents.com for institutional investors.

A replay of the conference call will be available by phone on Thursday, May 9, 2013, beginning at 2:00 p.m. and continuing through noon on Thursday, May 16, 2013, at 888-843-7419 (international callers 630-652-3042); use pass code 34725954#. The webcast replay will remain available via www.atsginc.com and www.earnings.com for 30 days.

About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, changes in market demand for our assets and services, the costs and timing associated with the modification and certification testing of Boeing 767 and Boeing 757 aircraft, the timing associated with the deployment of aircraft among customers, and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2012
REVENUES	$143,279	$145,506

OPERATING EXPENSES
Salaries, wages and benefits	43,309	47,104
Fuel	14,361	13,840
Maintenance, materials and repairs	22,134	23,114
Depreciation and amortization	20,920	20,300
Rent	6,779	5,730
Travel	4,727	5,978
Landing and ramp	4,065	4,066
Insurance	1,511	2,010
Other operating expenses	9,060	9,562
	126,866	131,704

OPERATING INCOME	16,413	13,802
OTHER INCOME (EXPENSE)
Interest income	21	28
Interest expense	(3,132)	(3,547)
Unrealized gain on derivative instruments	290	460
	(2,821)	(3,059)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	13,592	10,743
INCOME TAX EXPENSE	(5,091)	(4,081)

EARNINGS FROM CONTINUING OPERATIONS	8,501	6,662

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(1)	(230)
NET EARNINGS	$8,500	$6,432

EARNINGS PER SHARE - Basic
Continuing operations	$0.13	$0.11
Discontinued operations	—	(0.01)
NET EARNINGS PER SHARE	$0.13	$0.10

EARNINGS PER SHARE - Diluted
Continuing operations	$0.13	$0.10
Discontinued operations	—	—
NET EARNINGS PER SHARE	$0.13	$0.10

WEIGHTED AVERAGE SHARES
Basic	63,810	63,431
Diluted	64,524	64,374

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,142	$15,442
Accounts receivable, net of allowance of $702 in 2013 and $749 in 2012	43,153	47,858
Inventory	9,446	9,430
Prepaid supplies and other	7,306	8,855
Deferred income taxes	19,154	19,154
Aircraft and engines held for sale	2,952	3,360
TOTAL CURRENT ASSETS	117,153	104,099

Property and equipment, net	860,144	818,924
Other assets	19,794	20,462
Intangibles	5,083	5,146
Goodwill	86,980	86,980
TOTAL ASSETS	$1,089,154	$1,035,611

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$35,752	$36,521
Accrued salaries, wages and benefits	21,524	22,917
Accrued expenses	9,183	8,502
Current portion of debt obligations	23,282	21,265
Unearned revenue	10,580	10,311
TOTAL CURRENT LIABILITIES	100,321	99,516
Long term debt obligations	386,791	343,216
Post-retirement liabilities	179,487	185,097
Other liabilities	61,634	62,104
Deferred income taxes	52,062	46,422

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 75,000,000 shares authorized; 64,585,208 and 64,130,056 shares issued and outstanding in 2013 and 2012, respectively	646	641
Additional paid-in capital	523,069	523,087
Accumulated deficit	(98,685)	(107,185)
Accumulated other comprehensive loss	(116,171)	(117,287)
TOTAL STOCKHOLDERS’ EQUITY	308,859	299,256
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,089,154	$1,035,611

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRE-TAX EARNINGS AND ADJUSTED PRE-TAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended
	March 31,
	2013	2012
Revenues
CAM Leasing	$38,969	$37,851
ACMI Services
Airline services	94,892	96,342
Reimbursables	18,159	16,853
Total ACMI Services	113,051	113,195
Other Activities	26,254	28,421
Total Revenues	178,274	179,467
Eliminate internal revenues	(34,995)	(33,961)
Customer Revenues	$143,279	$145,506

Pre-tax Earnings (Loss) from Continuing Operations
CAM, inclusive of interest expense	16,873	16,818
ACMI Services	(5,404)	(8,215)
Other Activities	2,181	2,001
Net, unallocated interest expense	(348)	(321)
Net gain on derivative instruments	290	460
Total Pre-tax Earnings	$13,592	$10,743

Adjustments to Pre-tax Earnings
Less Net Gain on derivative instruments	(290)	(460)
Adjusted Pre-tax Earnings	$13,302	$10,283

Adjusted Pre-tax Earnings is defined as Earnings from Continuing Operations Before Income Taxes less derivative gains. Management uses Adjusted Pre-tax Earnings from Continuing Operations to assess the performance of its operating results among periods. Adjusted Pre-tax earnings from Continuing Operations is a non-GAAP financial measure and should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended
	March 31,
	2013	2012

Earnings from Continuing Operations Before Income Taxes	$13,592	$10,743
Interest Income	(21)	(28)
Interest Expense	3,132	3,547
Depreciation and Amortization	20,920	20,300
EBITDA from Continuing Operations	$37,623	$34,562
Less Net Gain on derivative instruments	(290)	(460)

Adjusted EBITDA from Continuing Operations	$37,333	$34,102

EBITDA and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

EBITDA from Continuing Operations is defined as Earnings from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA from Continuing Operations is defined as EBITDA from Continuing Operations less derivative gains.

Management uses EBITDA from Continuing Operations as an indicator of the cash-generating performance of the operations of the Company. Management uses Adjusted EBITDA and Adjusted Pre-tax Earnings from Continuing Operations to assess the performance of its operating results among periods. EBITDA and Adjusted EBITDA from Continuing Operations, and Adjusted Pre-tax Earnings should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, or as an alternative measure of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
IN-SERVICE AIRCRAFT FLEET

Aircraft Types
	December 31,			March 31,			December 31,
	2012			2013			2013 Projected
			Operating			Operating			Operating
	Total	Owned	Lease	Total	Owned	Lease	Total	Owned	Lease
B767-200	40	36	4	40	36	4	40	36	4
B767-300	7	5	2	7	5	2	9	7	2
B757-200	3	3	—	3	3	—	4	4	—
B757 Combi	—	—	—	—	—	—	4	4	—
DC-8 Combi	4	4	—	3	3	—	—	—	—
Total Aircraft In-Service	54	48	6	53	47	6	57	51	6

Owned Aircraft In Serviceable Condition
	December 31,			March 31,			December 31,
	2012			2013			2013 Projected

ATSG airlines		28			27			30-32
External customers		20			20			19-21
		48			47